Hunton & Williams

                          RIVERFRONT PLAZA, EAST TOWER
                              951 EAST BYRD STREET
                          RICHMOND, VIRGINIA 23219-4074


                                                            FILE NO.: 27789.233
                                                    DIRECT DIAL: (804) 788-8267

                                August 30, 1996

Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, Virginia  23219

                       Registration Statement on Form S-3
                        1,679,840 Shares of Common Stock

Gentlemen:

     We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 of 1,679,840 shares of Common Stock, $1 par value, of the Company (the "Shares"). The Shares are described in the Registration Statement on Form S-3 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on August 2, 1996. In connection with the filing of the Registration Statement you have requested our opinion concerning certain corporate matters.

     We are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

     2. When the Shares have been issued to the Selling Stockholders, as described in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus included therein.

                                                Very truly yours,

                                                HUNTON & WILLIAMS